Exhibit 10.2

Resignation Letter

October 19, 2010

The Directors
NeoMedia Technologies, Inc.
Two Concourse Parkway, Suite 500
Atlanta, Georga, USA
30328

Dear Sirs,

Effective on October 8, 2010, I hereby resign from my office as Chairman of the Board of Directors of NeoMedia Technologies, Inc. (the “Company”) and acknowledge and confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against the Company or any of its directors, officers or employees in respect of the termination of my office or otherwise. To the extent that any such claim exists or may exist, I irrevocably waive such claim and release the Company, its directors, officers and employees from any liability in respect thereof.

Yours faithfully,

/s/ Iain A. McCready
Iain McCready